Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERCEPT PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Intercept Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                   The name of the corporation is Intercept Pharmaceuticals, Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 2002 under the name TSM Pharmaceuticals, Inc. The Certificate of Incorporation of the Corporation filed on September 4, 2002 was amended on October 11, 2002 to change the name of the Corporation to Intercept Pharmaceuticals, Inc. A Restated Certificate of Incorporation was filed on October 16, 2012. Amendments to the Restated Certificate of Incorporation were filed on July 17, 2014 and July 19, 2016.

2.                   This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, as amended, was duly adopted by the Board of Directors of the Corporation pursuant to a resolution setting forth the proposed amendment of the Restated Certificate of Incorporation, as amended, and declaring said amendment to be advisable.

3.                   Article FOURTH, Paragraph A of the Restated Certificate of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

A.       Designation and Number of Shares.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 95,000,000 shares, consisting of 90,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

4.                   The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, to be signed by its duly authorized President and Chief Executive Officer this 28th day of May, 2020.

Intercept Pharmaceuticals, Inc.

By:	/s/ Mark Pruzanski, M.D.
Mark Pruzanski, M.D.
President and Chief Executive Officer